CERTIFICATE OF INCORPORATION
OF
Fuda Faucet Works, Inc.

ARTICLE ONE
NAME

The name of this corporation (the “Corporation”) shall be Fuda Faucet Works, Inc.

ARTICLE II
REGISTERED OFFICE

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV
CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, having a par value of $0.01 per share.

ARTICLE V
DIRECTOR LIABILITY

No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law. No amendment to or repeal of this Article V shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE VI
INDEMNIFICATION

The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the General Corporation Law, as amended from time to time, each person that such section grants the Corporation the power to indemnify.

ARTICLE VII
BY-LAWS

The Board of Directors shall have the power to adopt, amend or repeal the by-laws of the Corporation.

ARTICLE VIII
INCORPORATOR

The name and mailing address of the sole incorporator is as follows:

Jared Daniel Verteramo
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation and, accordingly, have hereto set my hand this 3rd day of December, 2007.

/s/ Jared Daniel Verteramo
Jared Daniel Verteramo